SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MCF CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒		No fee required.

☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐		Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

MCF CORPORATION

April 8, 2005

Dear MCF Corporation Stockholder:

You are cordially invited to attend MCF Corporation’s 2005 annual meeting of stockholders to be held on Friday, May 6, 2005 at 1:30 p.m., Pacific standard time, at 600 California Street, 9th Floor, San Francisco, CA 94108.

An outline of the business to be conducted at the meeting is given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. In addition to the matters to be voted on, there will be a report on our progress and an opportunity for stockholders to ask questions.

I hope you will be able to join us. To ensure your representation at the meeting, I encourage you to complete, sign and return the enclosed proxy card as soon as possible. Your vote is very important. Whether you own a few or many shares of stock, it is important that your shares be represented.

Sincerely,

D. Jonathan Merriman Chairman and Chief Executive Officer

MCF CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 6, 2005

TO THE STOCKHOLDERS:

The 2005 annual meeting of stockholders of MCF Corporation will be held on Friday, May 6, 2005 at 1:30 p.m., Pacific standard time, at 600 California Street, 9th Floor, San Francisco, CA 94108. At the meeting, you will be asked:

1.	To elect nine directors to serve until the 2006 annual meeting of stockholders;

2.	To approve the addition of shares of common stock to the 2003 MCF Corporation Stock Option and Incentive Plan; and

3.	To transact such other business as may properly be presented at the annual meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

If you were a stockholder of record at the close of business on April 5, 2005, you may vote at the annual meeting and any adjournment or postponement.

We invite all stockholders to attend the meeting in person. If you attend the meeting, you may vote in person even if you previously signed and returned a proxy.

By Order of the Board of Directors

Christopher L. Aguilar Secretary

San Francisco, California
April 8, 2005

YOUR VOTE IS IMPORTANT. TO ASSURE REPRESENTATION OF YOUR SHARES, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

MCF CORPORATION

600 California Street, 9th Floor
San Francisco, California 94108

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

General

MCF Corporation, a Delaware corporation, is soliciting this proxy on behalf of its Board of Directors to be voted at the 2005 annual meeting of stockholders to be held on Friday, May 6, 2005, at 1:30 p.m., Pacific standard time, or at any adjournment or postponement thereof. The 2005 annual meeting of stockholders will be held at Merriman Curhan Ford & Co., headquarters, 600 California Street, 9th Floor, San Francisco, California 94108.

Method of Proxy Solicitation

These proxy solicitation materials were mailed on or about April 8, 2005 to all stockholders entitled to vote at the meeting. MCF will pay the cost of soliciting these proxies. These costs include the expenses of preparing and mailing proxy materials for the annual meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding the proxy materials. Directors, officers and employees of MCF may also solicit proxies without additional compensation.

Voting of Proxies

Your shares will be voted as you direct on your signed proxy card. If you do not specify on your proxy card how you want to vote your shares, we will vote signed returned proxies:

•	FOR the election of the Board's nine nominees for director; and

•	FOR the approval of the addition of shares of common stock to the 2003 MCF Corporation Stock Option and Incentive Plan.

We do not know of any other business that may be presented at the annual meeting. If a proposal other than those listed in the notice is presented at the annual meeting, your signed proxy card gives authority to the persons named in the proxy to vote your shares on such matters in their discretion.

Required Vote

Record holders of shares of MCF Corporation’s common stock at the close of business on April 5, 2005, the voting record date, may vote at the meeting with respect to the election of nine directors and approval of the addition of shares of common stock to the 2003 MCF Corporation stock Option and Incentive Plan. Each share of common stock outstanding on the record date has one vote. At the close of business on April 5, 2005, there were 70,244,689 shares of common stock issued and outstanding.

MCF’s bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum for transaction of business. Assuming the presence of a quorum at the annual meeting, the vote of the holders of at least a majority of the stock having voting power present in person or represented by proxy is required to elect the nine directors and approve the addition of shares of common stock to the 2003 MCF Corporation stock Option and Incentive Plan. An automated system administered by MCF’s transfer agent will tabulate the votes. Each is tabulated separately. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. Broker non-votes, however, will not be considered as part of the voting power present or represented at the annual meeting for purposes of any matter voted on at the meeting.

Revocability of Proxies

You may revoke your proxy by giving written notice to the Secretary of MCF Corporation or by delivering a later proxy to the Secretary, either of which must be received prior to the annual meeting, or by attending the meeting and voting in person.

PROPOSAL 1:    ELECTION OF DIRECTORS

The Board of Directors has nominated nine directors for election at the 2005 annual meeting. If you elect them, they will hold office until the next annual meeting, until their respective successors are duly elected and qualified or until their earlier resignation or removal. Cumulative voting is not permitted. Unless you specify otherwise, your returned signed proxy will be voted in favor of each of the Board’s nominees. In the event a nominee is unable to serve, your proxy may vote for another person nominated by the Board. The Board of Directors has no reason to believe that any of the nominees will be unavailable.

Vote Required

The affirmative vote of the holders of at least a majority of the stock having voting power present in person or represented by proxy is required to elect the nine nominees of the Board as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE BOARD’S NOMINEES LISTED BELOW.

Directors

Set forth below are the principal occupations of, and other information regarding, the nine director nominees of the Board. Each of these persons is an incumbent director.

D. Jonathan Merriman, 44, has served as our Chairman and Chief Executive Officer from February 2002. Prior to that period, Mr. Merriman was President and CEO of Ratexchange Corporation, the predecessor company to MCF Corporation. Mr. Merriman and his team engineered the transition of Ratexchange, a software trading platform company, into a financial services holding company, MCF Corporations, including the full service institutional investment banking subsidiary, Merriman Curhan Ford & Co. From June 1998 to October 2000, Mr. Merriman was Managing Director and Head of the Equity Capital Markets Group and member of the Board of Directors at First Security Van Kasper. In this capacity, he oversaw the Research, Institutional Sales, Equity Trading, Syndicate and Derivatives Trading departments. From June 1997 to June 1998, Mr. Merriman served as Managing Director and Head of Capital Markets at The Seidler Companies in Los Angeles, where he also served on the firm’s Board of Directors. Before Seidler, Mr. Merriman was Director of Equities for Dabney/Resnick/Imperial, LLC. In 1989, Mr. Merriman co-founded the hedge fund company Curhan, Merriman Capital Management, Inc., which managed money for high net worth individuals and corporations. Before Curhan, Merriman Capital Management, Inc., he worked in the Risk Arbitrage Department at Bear Stearns & Co. as a trader. Prior to Bear Stearns, Mr. Merriman worked at Merrill Lynch as a financial analyst and as an institutional equity salesman. Mr. Merriman received his Bachelor of Arts in Psychology from Dartmouth College and completed coursework at New York University’s Graduate School of Business.  Mr. Merriman has served on the Boards of several organizations over the past decade, including Ratexchange (the predecessor of MCF Corporation) Leading Brands, Inc., Fiberstars Inc. & The San Francisco Art Institute.

Patrick H. Arbor, 68, has served as a member of our Board of Director since February 2001 and has served as a member of the audit committee since April 2001. Mr. Arbor is currently Chairman of United Financial Holdings Inc., a bank holding company, and is a principal of the trading firm of Shatkin-Arbor & Co. He is a longtime member of the Chicago Board of Trade (CBOT), the world’s oldest derivatives exchange, serving as the organization’s Chairman from 1993 to 1999. During that period, Mr. Arbor also served on the Board of Directors of the National Futures Association. Prior to that, he served as Vice Chairman of the CBOT for three years and ten years as a Director. Mr. Arbor’s other exchange memberships include the Chicago Board Options Exchange, the Mid-America Commodity Exchange and the Chicago Stock Exchange. Mr. Arbor received his undergraduate degree in business and economics from Loyola University.

Donald H. Sledge, 64, has served as a member of our Board of Directors from September 1999 to present and Chairman of our Board of Directors from February 2000 to June 2001. He has served as a member of the compensation committee from April 2001 to present. He also served as Chief Executive Officer from February 2000 to October 2000. From September 1999 to February of 2000 he served as President, Chief Executive Officer and Chairman of our subsidiary Ratexchange I, Inc. From October 2000 to October 2003, Mr. Sledge was a general partner in Fremont Communications, a venture capital fund, based in San Francisco. From January 1996 to September 1999, Mr. Sledge was Vice Chairman and Chief Executive Officer of TeleHub Communications Corporation, a next generation ATM-based telecommunications company. From 1994 to 1995, Mr. Sledge served as President and Chief Operating Officer of WCT, a $160-million long distance telephone company that was one of Fortune Magazine’s 25 fastest growing public companies before it was acquired by Frontier Corporation. From 1993 to 1994, Mr. Sledge was head of operations for New T&T, a Hong Kong-based start-up. He was Chairman and Chief Executive Officer of New Zealand Telecom International from 1991 to 1993 and a member of the executive board of TCNZ,  Mr.. Sledge held various other senior positions with Telecom New Zealand from 1988 until 1993 as was instrumental in leading the IPO of the company.   Mr. Sledge also served four years as president and Chief Executive Officer of Pacific Telesis International. Mr. Sledge is also an owner and Board Member of DataProse, a company providing direct mail and billing statement solutions.   In addition, Mr. Sledge serves on the Board of MobilePro (OTCBB:MOBL) and the Board of CasaByte, a private company providing quality of service testing for cellular networks.  Mr. Sledge holds a Masters of Business Administration and Bachelor of Arts degree in industrial management from Texas Technological University.

Ronald E. Spears, 56, has served as a member of our Board of Directors from March 2000 to present and served as a member of the Audit Committee from April 2001 to August 2003.  Since March 2002, Mr. Spears has served as President of AT&T's Signature Client Group, the sales organization that serves AT&T's largest 325 Global accounts.  From October 1990 until joining AT&T in 2002, Mr. Spears served in a number of early stage ventures primarily involved in the development and sale of technology solutions to large corporate enterprises. During this time, he served as Chief Operating Officer of e.Spire Communications, an East Coast CLEC; Chief Executive Officer of CMGI Solutions, an Internet Professional Services firm; and Chief Executive Officer of Vaultus, a wireless software company. In these roles, he led several successful equity and debt offerings for these ventures.  Mr. Spears also served in various capacities at MCI Communications from 1979 to 1990; his last position was President of MCI's Midwest Division from 1984 to 1990.  A pioneer of the competitive long distance industry, Mr. Spears began his career in telecommunications as a manager at AT&T Long Lines in 1978, following eight years as an officer in the United States Army.  He is a graduate of the United States Military Academy at West Point, and also holds a Master's Degree in Public Service from Western Kentucky University.

Steven W. Town, 44, has served as a member of our Board of Directors from October 2000 to present and has served as a member of the compensation committee since April 2001. Mr. Town has served as Co-Chief Executive Officer of the Amerex Natural Gas, Amerex Power and Amerex Bandwidth, Ltd. Mr. Town began his commodities career in 1987 in the retail futures industry prior to joining the Amerex Group of Companies. He began the Amerex futures and forwards brokerage group in natural gas in 1990, in Washington D.C., and moved this unit of Amerex to Houston in 1992. During Mr. Town’s tenure as Co-Chief Executive Officer, the Amerex companies have become the leading brokerage organizations in their respective industries. Amerex currently provides energy, power and bandwidth brokerage services to many of the energy companies. Mr. Town is a graduate of Oklahoma State University.

Raymond J. Minehan, 63, has served as a member of our Board of Directors and as a member of our audit committee and compensation committee since August 2003. From February 2001 to February 2002, Mr. Minehan served as the Chief Financial Officer at Memestreams, Inc., a startup company that was developing information management software. From January 1997 to August 2000, he served as the Chief Administrative Officer at Sutro & Co. where he was responsible for all administrative functions including finance, management information systems, telecommunications, operations, human resources and facilities. From 1989 to 1997, he served as chief financial officer at Hambrecht & Quist, Inc. From 1972 to 1989, Mr. Minehan served as a partner with Arthur Andersen LLP. Mr. Minehan served in the United States Air Force as a navigator assigned to the Strategic Air Command as B-52 navigator/electronic warfare officer. He attained the rank of Captain. Mr. Minehan received his Bachelor of Arts degree in Finance from Golden Gate University.

Dennis G. Schmal, 58, has served as a member of our Board of Directors and as a member of our audit committee since August 2003. From February 1972 to April 1999, Mr. Schmal served as a partner in the audit practice at Arthur Andersen LLP.  Mr. Schmal now performs a variety of consulting services for a number of companies.  As a senior business advisor with special focus in finance, he has extensive knowledge of financial reporting and holds the CPA designation. Besides serving on the boards of two private companies, Mr. Schmal also serves on the Board of Directors for Varian Semiconductor Equipment Associates , Inc. (VSEA), a public company.  Mr. Schmal attended California State University, Fresno where he received a Bachelor of Science in Business Administration- Finance and Accounting Option.

Anthony B. Helfet, 60, a retired investment banker, has been a director since February 2004. Mr. Helfet was a Special Advisor to UBS Warburg from September 2001 through December 2001. From 1991 to August 31, 2001, Mr. Helfet was a Managing Director of Dillon, Read & Co. Inc. and its successor organization, UBS Warburg. Mr. Helfet was also a Managing Director of the Northwest Region of Merrill Lynch Capital Markets from 1979 to 1989. Mr. Helfet received his A.B. degree from Columbia College in 1966 and his M.B.A. from the graduate school of business at Columbia University in 1972. From 1967 until 1970, Mr. Helfet served as an infantry officer in the United States Marine Corps and served in Vietnam in 1968 and 1969. Mr. Helfet serves on the Board of Directors of Layne Christensen Company and Alliance Imaging Inc.

Scott Potter, 36, became a Director of MCF Corporation in August 2004. He currently serves as a Managing Director of LMS Capital, the venture capital arm of London Merchant Securities plc (LON:LMSO), where Mr. Potter is responsible for LMS’ North American Private Equity portfolio. LMS is a FTSE 250 investment company. In his 12 year Silicon Valley career, Mr. Potter has been involved in over 50 venture capital financings, 25 IPO’s, and 20 M&A transactions. Prior to joining LMS, Mr. Potter held the position of Senior Vice President, Field Operations at Inktomi Corporation where he had responsibility for Inktomi’s sales force, business development, consulting services, and field offices. From 1999-2002, Mr. Potter served as President and CEO of Quiver, Inc., an enterprise software company funded by some of the world’s leading Venture Capital firms, including Hummer Winblad Venture Partners, El Dorado Ventures, Partech International, Weiss Peck & Greer, and LMS Capital. Under Mr. Potter’s leadership, Quiver became a leading company in the Information Management space, and ultimately was acquired by Inktomi in August of 2002. Prior to his tenure at Quiver, Mr. Potter was Executive Vice President in charge of business development and corporate development at Worldres, Inc., an online travel technology company.  Mr. Potter’s career began as an attorney for one of Silicon Valley's leading law firms, Venture Law Group. A frequent speaker at technology industry conferences and investor forums, Mr. Potter holds a BA in Industrial Psychology from the University of California at Berkeley and a JD Degree from UC Berkeley's Boalt Hall School of Law.

Executive Officers

Gregory S. Curhan, 43, has served as our Executive Vice President from January 2002 to present and served as Chief Financial Officer from January 2002 to January 2004. Previously, he served as Chief Financial Officer of WorldRes.com from May 1999 through June 2001. Prior to joining WorldRes.com, Mr. Curhan served as Director of Global Technology Research Marketing and Managing Director Specialty Technology Institutional Equity Sales at Merrill Lynch & Co. from May 1998 to May 1999. Prior to joining Merrill Lynch, Mr. Curhan was a partner in the investment banking firm of Volpe Brown Whelan & Co., serving in various capacities including Internet research analyst and Director of Equities from May 1993 to May 1998. Mr. Curhan was a founder and principal of the investment advisor Curhan, Merriman Capital Management from July 1988 through December 1992. Prior to founding Curhan, Merriman, Mr. Curhan was a Vice President institutional equity sales for Montgomery Securities from June 1985 through June 1988. From August 1983 to May 1985, Mr. Curhan was a financial analyst in the investment banking group at Merrill Lynch. Mr. Curhan earned his Bachelor of Arts degree from Dartmouth College.

Robert E. Ford, 45, has served as President and Chief Operating Officer for MCF Corporation since February 2001. He brings 20 years of executive and operations experience to the Company. Prior to joining MCF Corporation from February 2000 to February 2001, Mr. Ford was a co-Founder and CEO of Metacat, Inc., a content management ASP that specialized in enabling supplier catalogs for Global 2000 private exchanges and eMarketplaces. From June 1996 to December 1999, he was President/COO and on the founding team of JobDirect.com, a leading resume and job matching service for university students, now a wholly-owned subsidiary of Korn Ferry International. Previously, Mr. Ford co-founded and managed an education content company from September 1994 to 1996. Prior to that, from May 1992 to August 1994, he headed up a turnaround and merger as General Manager of a 65 year-old manufacturing and distribution company. Mr. Ford started his career as VP of Business Development at Lazar Enterprises, a technology-consulting firm he helped operate from June 1989 to February 1992. He earned his Masters in International Business and Law from the Fletcher School of Law and Diplomacy in 1989 at Tufts University and a BA with high distinction from Dartmouth College in 1982.

John D. Hiestand, 37, joined MCF Corporation as the Controller in January 2002 and became Chief Financial Officer in January 2004. From December 2000 to November 2001, he served as the Controller of the Metro-Switching Division at CIENA Corporation. Mr. Hiestand had come to CIENA through the merger with Cyras Systems, Inc., where he served as the Controller from March 2000 to December 2000. Prior to joining Cyras Systems, Inc., Mr. Hiestand served as a Senior Manager in the audit practice at KPMG LLP in San Francisco. Mr. Hiestand received a Bachelor of Arts in Business from California Polytechnic State University at San Luis Obispo in 1991, and holds the Certified Public Accountant (CPA) and Chartered Financial Analyst (CFA) designations.

Christopher L. Aguilar, 42, has served as General Counsel of MCF Corporation from March 2000 to present and serves as General Counsel and Chief Compliance Officer of Merriman Curhan Ford & Co. He brings 15 years of legal and regulatory experience to the Company. From August 1995 to March 2000, Mr. Aguilar was a partner at Bradley, Curley & Asiano, a San Francisco law firm, where he represented the interests of public and private corporations, small businesses and individuals in commercial litigation. Mr. Aguilar has also worked for the San Francisco City Attorney and Alameda County District Attorney’s offices. Mr. Aguilar received his juris doctorate degree from the University of California, Hastings College of the Law. He also attended Oxford University as an undergraduate and received his Bachelor of Arts degree from the Integral Program at St. Mary’s College of California where he was included in Who’s Who among American Colleges and Universities. Mr. Aguilar is presently an adjunct professor at University of California, Hastings College of the Law. Mr. Aguilar serves as a member of the Board of Directors of GoldSpring, Inc., a public company.

Brock Ganeles, 38, has served as Director of Equities since February 2003. Previously, he served as a Director in the Institutional Sales Group at Credit Suisse First Boston from October 2000 to February 2003. At CSFB, Mr. Ganeles focused on Technology products and covered both tier one and hedge accounts. In addition, he managed the firm’s training program for institutional salespeople. Mr. Ganeles had come to CSFB through the merger with Donaldson, Lufkin & Jenrette, where he spent nine months covering west coast institutions and hedge funds. Prior to his bulge bracket experience at CSFB / DLJ, Mr. Ganeles was a partner at Volpe Brown Whelan & Co, a technology and healthcare boutique in San Francisco, from 1995 to 1999. Prior to Volpe, he was a partner at the Carson Group, an Investor Relations Consulting Firm based in New York City, from 1991 to 1995. Mr. Ganeles holds a Bachelor of Arts in Government from Wesleyan.

Board Meetings and Committees

In 2004, the Board of Directors held four regular meetings of the Board and one special meeting. During 2004, no incumbent director attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which he has been a director and (b) the total number of meetings held by all committees of the Board of Directors on which he served during the period that he served. MCF has the following Board committees:

Audit Committee.    The principal functions of the Audit Committee are to engage our independent accounting firm, to consult with our auditors concerning the scope of the audit and to review with them the results of their examination, to approve the services performed by the independent auditors, to review and approve any material accounting policy changes affecting our operating results and to review our financial control procedures and personnel. The following Board members served as Audit Committee members during 2004: Patrick Arbor, Raymond Minehan and Dennis Schmal. Mr. Schmal serves as the Chairman of the Audit Committee and is a Financial Expert in satisfaction of the Sarbanes-Oxley and the American Stock Exchange requirements. Raymond Minehan has also been identified as a Financial Expert. The Audit Committee held eight meetings in 2004. The Audit Committee approves the engagement of and the services to be performed by the Company’s independent accountants and reviews the Company’s accounting principles and its system of internal accounting controls. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 121(A) of the listing standards of the American Stock Exchange.

The Audit Committee is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and expects the Company’s directors, as well as its officers and employees, to act ethically at all times and to acknowledge their adherence to the Company’s policies. The Company’s Board of Directors has adopted a written charter for the Audit Committee.

Compensation Committee.    The Compensation Committee of the Board of Directors has exclusive authority to establish the level of compensation paid to the Company’s executive officers and certain employees and administers the Company’s stock option plans. The following Board members served as Compensation Committee members during 2003: Donald Sledge, Steve Town, Jon Merriman and Ray Minehan. Mr. Sledge serves as the Chairman of the Committee. Mr. Merriman was appointed to the Committee in March 2003 and recuses himself from participation regarding his personal compensation. The Compensation Committee held four meetings in 2004.

To date, the Company has not established a nominating committee, and director nominations have been considered by the Board as a whole. Given the relatively small size of the Board of Directors, the Board has not encountered administrative difficulties with this arrangement, and has felt that the advice and counsel of all of its members was of value in considering Board nominations.

Stockholder Communications with the Board of Directors.    Stockholders interested in communicating with our Board of Directors may do so by writing to our General Counsel, Christopher Aguilar, at 600 California Street, 9th Floor, San Francisco, CA 94108. Our General Counsel will review all stockholder communications. Those that appear to contain subject matter reasonably related to matters within the purview of our Board of Directors will be forwarded to the entire Board or the individual Board member to whom the communication was addressed. Obscene, threatening or harassing communications will not be forwarded. We encourage the members of our Board to attend our annual meeting of stockholders, although attendance is not mandatory. All of our outside directors attended the 2004 annual meeting of stockholders.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2004 Annual Report on Form 10-K with MCF’s management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The audit committee has also received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees (which relates to the accountant’s independence from the Company and its related entities) and has discussed with the independent auditors their independence from the Company.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board the inclusion of the audited financial statements in MCF’s 2004 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dennis G. Schmal, Chairman Raymond J. Minehan Patrick H. Arbor

COMPENSATION OF DIRECTORS

Directors may receive restricted stock and/or stock option grants for service on the Board. During 2004, the members of the Board received the following restricted stock grants to purchase shares of the Company’s common stock as compensation for their services as Board members in 2004: Mr. Arbor received 20,000 shares of restricted stock, Mr. Helfet received 40,000 shares of restricted stock, Mr. Minehan received 20,000 shares of restricted stock, Mr. Potter received 18,110 shares of restricted stock, Mr. Schmal received 20,000 shares of restricted stock, Mr. Sledge received 20,000 shares of restricted stock, Mr. Spears received 20,000 shares of restricted stock and Mr. Town received 20,000 shares of restricted stock. The variation in the number of shares granted to Mr. Helfet and Mr. Potter was based upon the number of months the individual member served on the Board during 2004. The restricted stock grants vest at the end of two years from the date of grant. Vesting is accelerated by 25% upon the attendance of each of the quarterly Board meetings, which means that directors who attend all four of such quarterly meetings will be fully vested after approximately one year. Directors also receive reimbursement of travel and other out-of-pocket expenses related to Board meeting attendance. The members of the Board do not receive salaries or other cash compensation for service on the Board.

COMPENSATION OF EXECUTIVES

The following table sets forth information regarding the compensation paid to our Chief Executive Officer and each of the Company’s other executive officers whose total salary and bonus for 2004 exceeded $100,000.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards	Securities Underlying Options

D. Jonathan Merriman (1)	2004	$150,000	$773,674	-	-
Chairman and Chief Executive Officer	2003	$800,000	$-	-	5,000,000
	2002	$241,881	$14,000	-	1,387,500

Gregory S. Curhan (2)	2004	$150,000	$649,932	-	-
Executive Vice President	2003	$733,333	$16,667	-	3,100,000
	2002	$122,195	$33,334	-	1,000,000

Robert E. Ford (3)	2004	$150,000	$291,224	$371,250	275,000
President and Chief Operating Officer	2003	$225,000	$-	-	500,000
	2002	$125,000	$45,000	-	670,270

John D. Hiestand (4)	2004	$150,000	$100,000	$51,200	-
Chief Financial Officer	2003	$120,342	$30,000	$60,000	-
	2002	$113,273	$-	-	100,000

Christopher L. Aguilar (5)	2004	$150,000	$100,000	$35,500	-
General Counsel	2003	$113,167	$28,000	$48,000	-
	2002	$108,850	$-	-	20,000

Brock Ganeles (6)	2004	$492,164	$-	$-	-
Director of Equities	2003	$170,078	$-	$24,000	800,000
	2002	n/a	n/a	n/a	n/a

(1)
Mr. Merriman was appointed to the Board of Directors in February 2000. Mr. Merriman was hired on October 5, 2000 as President and Chief Executive Officer. Effective May 28, 2001, Mr. Merriman was appointed Chairman of our Board of Directors. The Board ratified his appointment on June 28, 2001. Mr. Merriman’s annual salary was $150,000 per year in 2002. In July 2002, Mr. Merriman’s salary was changed to be in line with other revenue producing registered representatives of the Company such that his annual base salary was reduced to $75,000 and he received an annual draw of $75,000 per year. Mr. Merriman earned $91,881 and $725,000 in commissions after covering his draw during 2002 and 2003, respectively. Commissions earned are included in the salary total set forth in the table above. In 2004, Mr. Merriman’s salary was increased to $150,000 per year and his bonus was tied directly to key operating metrics, including revenue and profitability. In 2004, Mr. Merriman was no longer entitled to earn commissions for revenue producing activities.

(2)
Mr. Curhan was hired on January 9, 2002 as Executive Vice President and Chief Financial Officer with an annual salary of $125,000, plus bonus under his employment agreement. In July 2002, Mr. Curhan’s salary was changed to be in line with other revenue producing registered representatives of the Company such that his annual base salary was reduced to $62,500 and he received a draw of $62,500 per year. Mr. Curhan earned $670,833 in commissions after covering his draw during 2003. Commissions earned are included in the salary total set forth in the table above. In 2004, Mr. Curhan’s salary was increased to $150,000 per year and his bonus was tied directly to key operating metrics, including revenue and profitability. In 2004, Mr. Curhan was no longer entitled to earn commissions for revenue producing activities.

(3)
Mr. Ford was hired on February 19, 2001 as Chief Operating Officer with an annual salary of $125,000, plus a bonus under his employment agreement. Effective June 28, 2001, Mr. Ford was appointed President by the Board of Directors. In January 2002, Mr. Ford entered into an employment agreement with the Company. His annual salary under that agreement was $125,000, plus bonus. In July 2002, Mr. Ford’s salary was changed to be in line with other revenue producing registered representatives of the Company such that his annual base salary was reduced to $62,500 and he received a draw of $62,500 per year. Mr. Ford earned $162,500 in commissions after covering his draw during 2003. Commissions earned are included in the salary total set forth in the table above. In 2004, Mr. Ford’s salary was increased to $150,000 per year and his bonus was tied directly to key operating metrics, including revenue and profitability. In 2004, Mr. Ford was no longer entitled to earn commissions for revenue producing activities. As of December 31, 2004, Mr. Ford held 225,000 shares of the Company’s restricted stock that was valued at $427,500 as of December 31, 2004.

(4)
Mr. Hiestand was hired on January 29, 2002 as Controller with an annual salary of $100,000. During 2002, Mr. Hiestand’s annual salary was increased to $120,000 as Mr. Hiestand assumed additional responsibilities, including managing brokerage operations. Effective January 1, 2004, Mr. Hiestand was appointed Chief Financial Officer by the Board of Directors. In January 2004, Mr. Hiestand’s annual salary was increased to $150,000. Mr. Hiestand’s bonus payouts are tied to achievement of company-wide performance goals. As of December 31, 2004, Mr. Hiestand held 160,000 shares of the Company’s restricted stock that was valued at $304,000 as of December 31, 2004.

(5)
Mr. Aguilar was hired on March 27, 2000 as General Counsel with an annual salary of $125,000. In March 2001, Mr. Aguilar’s salary was changed to $95,000 to reflect the company management committee's voluntary reduction in salary. In January 2002, Mr. Aguilar's salary was changed to $110,000. In January 2004, Mr. Aguilar’s annual salary was increased to $150,000. Mr. Aguilar’s bonus payouts are tied to achievement of company-wide performance goals. As of December 31, 2004, Mr. Aguilar held 125,000 shares of the Company’s restricted stock that was valued at $237,500 as of December 31, 2004.

(6)
Mr. Ganeles was hired on February 26, 2003 as Director of Equities. Mr. Ganeles is paid commissions in line with other revenue producing registered representatives of the Company. Mr. Ganeles is also eligible to receive commissions based upon sales and trading business production. The commissions are determined based upon the level of revenue attributed to the sales and trading department and a standardized payout rate. Commission levels are set based primarily upon the commissions paid by competitors of the Company. Commissions earned are included in the salary total set forth in the table above. As of December 31, 2004, Mr. Ganeles held 50,000 shares of the Company’s restricted stock that was valued at $95,000 as of December 31, 2004.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding options granted during fiscal year 2004 to the named executive officers. No stock appreciation rights were granted in 2004.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	Percent of Total Options to Employees in 2003	Exercise or Base Price Per Share(1)		Expiration Date	5% ($)	10% ($)
D. Jonathan Merriman	—	n/a	$	n/a	n/a	n/a	n/a

Gregory S. Curhan	—	n/a	$	n/a	n/a	n/a	n/a

Robert E. Ford	275,000	14.8%		$1.65	7/16/14	739,111	1,176,911

John D. Hiestand	—	n/a	$	n/a	n/a	n/a	n/a

Christopher L. Aguilar	—	n/a	$	n/a	n/a	n/a	n/a

Brock Ganeles	—	n/a	$	n/a	n/a	n/a	n/a

(1)   The exercise price of the options included in this table reflect the market value of the shares on the grant date.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END HOLDINGS

The following table sets forth information with respect to each of the named executive officers concerning the number of securities underlying unexercised stock options at the end of fiscal year 2004 and the 2004 fiscal year-end value of all unexercised in the money options held by such individuals. Stock options to purchase 77,000 shares were exercised by Christopher Aguilar in fiscal year 2004.

			Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
D. Jonathan Merriman	—	—	7,767,500	250,000	$9,252,175	$—
Gregory S. Curhan	—	—	3,978,125	121,875	5,636,031	166,969
Robert E. Ford	—	—	2,169,436	8,334	2,369,336	12,751
John D. Hiestand	—	—	76,561	23,439	115,472	35,278
Christopher L. Aguilar	77,000	$ 99,980	158,500	—	37,300	—
Brock Ganeles	—	—	366,666	433,334	608,666	719,334

(1)   Market value of underlying securities at year-end minus the exercise price.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options and warrants under all of our existing equity compensation plans as of December 31, 2004, including the 1999 Stock Option Plan, the 2000 Stock Option and Incentive Plan, the 2001 Stock Option and Incentive Plan, the 2003 Stock Option and Incentive Plan and the 2002 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Warrants	Weighted Average Exercise Price of Outstanding Options and Warrants	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders:
1999 Stock Option Plan	2,497,167	$0.54	211,584
2000 Stock Option and Incentive Plan	4,231,851	$1.91	24,526
2001 Stock Option and Incentive Plan	4,258,827	$0.42	78,606
2003 Stock Option and Incentive Plan	10,257,917	$0.58	2,654,767
2002 Employee Stock Purchase Plan	—	$—	2,892,214
Equity compensation not approved by stockholders	300,000	$7.00	—

COMPARATIVE STOCK PERFORMANCE CHART

The following graph compares our stockholder returns since July 10, 2000, the date our common stock began trading on the American Stock Exchange, with the AMEX Market Value (US) and the NASDAQ Financial index. The graph assumes an investment of $100 in each of MCF and the AMEX Market Value (US) and the NASDAQ Financial indices on July 10, 2000, including reinvestment of dividends.

The points on the graph represent the following numbers:

	July 10, 2000	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
MCF Corporation	100.00	37.24	12.60	5.96	15.15	32.34
AMEX Market Value (U.S.)	100.00	86.13	76.44	65.37	92.89	114.18
NASDAQ Financial	100.00	70.78	84.41	64.45	60.52	63.20

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

Donald H. Sledge

Mr. Sledge’s employment agreement provided for him to serve as Chairman and Chief Executive Officer of Ratexchange Corporation, now known as MCF Corproation with an annual base salary of $300,000, an annual incentive bonus of up to 50% of base salary, a 10% interest in the subsidiary Ratexchange I, Inc., an expense reimbursement and other employee benefits. Under this agreement, Mr. Sledge’s employment could be terminated for cause or upon death or disability so long as we paid all compensation owed as of the date of termination. Mr. Sledge’s employment could be terminated without cause if we pay him severance pay equal to one year’s annual salary and a bonus payment of $150,000. In October 2000, Mr. Sledge resigned as Chief Executive Officer, but continued to serve as Chairman at a salary of $120,000 per year until May of 2001. Upon his leaving our company in May 2001, we issued to Mr. Sledge a 7% convertible note, in an aggregate principal amount of $400,000, due April 2003 as consideration for the severance terms in his employment agreement. Interest is payable at the maturity of the two-year term. The notes may be converted into shares of MCF’s common stock on election of Mr. Sledge anytime before their maturity or their prior repurchase by the Company. The conversion rate is 364 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. In March 2003, we modified the terms of the note payable to Mr. Sledge. The parties have agreed to convert the principle and interest due at the April 2003 maturity into a fully amortizing note payable over five years using an effective interest rate of 4.0%.

D. Jonathan Merriman

In connection with Mr. Merriman’s appointment as our President and Chief Executive Officer, we entered into a three year employment agreement with Mr. Merriman during October 2000. His initial annual salary under his employment agreement was $300,000. The agreement also included a $200,000 bonus paid to him on January 2, 2001, expense reimbursement and other employee benefits. Effective March 15, 2001, Mr. Merriman reduced his annual salary to $1.00, plus a bonus tied to performance. Mr. Merriman’s salary was raised to $150,000 per year after our company secured private financing. Effective May 28, 2001, Mr. Merriman was appointed Chairman of the Board and resigned his position as President of MCF Corporation. The Board ratified his appointment on June 28, 2001. In July 2002, Mr. Merriman’s salary was changed to be in line with other revenue producing registered representatives of the Company such that his annual base salary is equal to $75,000 and he receives a draw of $75,000 per year. Mr. Merriman is also able to earn commissions based upon investment banking and trading business.

Under his employment agreement, Mr. Merriman has been awarded ten-year stock options, which are incentive options to the extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended, to purchase a total of 2,000,000 shares of our common stock at an exercise price of $3.19 per share. As of December 31, 2003, stock options to purchase 1,250,000 shares were vested. The remaining options to purchase 750,000 shares will vest as follows:

•	Options to purchase 500,000 shares vested on January 1, 2005;

•
Options to purchase 250,000 shares vesting on January 1, 2006, subject to acceleration of vesting immediately after the common stock has traded on AMEX at a price of $7.00 per share or more for 30 consecutive trading days, subject, in either case, to continued employment on such date.

The vesting of the stock options will accelerate, and Mr. Merriman will additionally be entitled to receive a payment of $1.0 million from MCF, upon:

•	A sale of all or substantially all of our assets;

•
A merger of our company with another entity where we are not the surviving entity or where our stockholders immediately prior to the merger own less than 50% of our voting stock following the merger; or

•
A change in the membership of the Board of Directors such that individuals who, as of October 5, 2000, constituted our Board of Directors cease for any reason to constitute at least a majority of the Board of Directors; provided that any individual becoming a director subsequent to October 5, 2000 whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the incumbent Board shall be considered as though the individual were a member of the incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our Board of Directors.

Under Mr. Merriman’s employment agreement, Mr. Merriman’s employment may be terminated for cause or upon death or disability so long as we pay all compensation owed as of the date of termination. Mr. Merriman’s employment agreement may be terminated by us without cause if we pay to Mr. Merriman his base salary for twelve months following termination, any bonus that had been earned but not paid at the time of termination and all other benefits and compensation he would have been entitled to receive under the agreement had his employment not been terminated. All stock options granted to him under his employment also would immediately vest. Mr. Merriman would be entitled to receive the same payments and acceleration of the vesting of his options if he were to terminate his employment for “good reason,” as that term is defined in his employment agreement.

During October 2003, the Compensation Committee approved a three month extension of Mr. Merriman’s employment agreement. On January 1, 2004, Mr. Merriman entered into a new three year employment contract with MCF Corporation. A copy of this agreement is included as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on August 4, 2004. Under the terms of that agreement Mr. Merriman receives a base salary of $150,000 and a bonus calculated by the following formula:

(a)    Gross revenue multiplied by 0.50% (one half of one percent), payable quarterly;

(b)   Incremental revenue in 2005 that exceeds revenue in 2004 multiplied by 0.95% (ninety five one hundredth of one percent), payable quarterly. This is calculated monthly on a cumulative year-to-date basis using total revenue in 2004 divided by twelve months. This component can either be $0 or a positive number. If cumulative 2005 revenue does not exceed cumulative 2004 revenue, this executive bonus component will be $0 and not a reduction to the overall executive bonus amount;

(c)    Incremental revenue in 2005 that exceeds revenue in 2004 multiplied by 0.95% (ninety five one hundredth of one percent), payable annually. This component can either be $0 or a positive number. If 2005 revenue does not exceed 2004 revenue, this executive bonus component will be $0 and not a reduction to the overall executive bonus amount; and

(d)   Earnings before interest, taxes, depreciation and amortization (EBITDA) multiplied by 2.50%, payable annually. This component can either be $0 or a positive number. If 2005 EBITDA is a negative amount, this executive bonus  component will be $0 and not a reduction to the overall executive bonus amount.

During the term of this Agreement, upon (i) a sale of all or substantially all of the assets of the Company, (ii) a merger of the Company with another entity where the Company is not the surviving entity or where the stockholders of the Company immediately prior to the merger own less than fifty percent (50%) of the voting stock of the Company following the merger, or (iii) a change in the membership of the Board of Directors such that individuals who, as of January 1, 2004 constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though the individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company’s Board of Directors, the Executive shall receive $1,000,000 from the Company and all of the Executive’s options that have been granted pursuant to the terms set forth in this Agreement shall vest immediately.

In the case of (i) any termination other than “termination for cause," or (ii) any termination by the Executive for “Good Reason” as defined below, Mr. Merriman shall continue to receive for twelve months, commencing on the date of such termination, his full base salary, any bonus that has been earned but not paid before termination of employment; and all other benefits and compensation that he would have been entitled to under the agreement in the absence of termination of employment; provided, further, that all of Mr. Merriman's options that have been granted pursuant to the terms set forth in the agreement shall vest immediately upon such termination.

Gregory S. Curhan

Mr. Gregory S. Curhan joined our company on January 9, 2002 as our Executive Vice President and Chief Financial Officer. On January 9, 2002, Mr. Curhan entered into an employment contract with Ratexchange Corporation, now known as MCF Corporation. His initial salary under his employment agreement was equal to $125,000. The agreement also included a $50,000 bonus authorized upon signing the employment agreement. The bonus was earned in three equal payments based upon Mr. Curhan’s achievement of specific performance milestones as defined in the employment contract. Under his employment agreement, Mr. Curhan has been awarded ten-year stock options, which are incentive options to the extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended, to purchase a total of 1,000,000 shares of our common stock at an exercise price of $0.53 per share, as follows:

•
An option grant to purchase 450,000 shares of common stock, that will vest 25% on the first anniversary of Mr. Curhan’s employment and the remainder vesting 1/36th per month over the following three years, and

•
An option grant to purchase 550,000 shares of common stock that will vest on January 1, 2007. The vesting of the shares in this grant will be accelerated in three equal sums upon the Company achieving specific financial performance milestones linked to profitability and share price, described in the employment agreement.

The vesting of Mr. Curhan’s stock options will accelerate upon:

•	A sale of all or substantially all of our assets;

•
A merger of our company with another entity where we are not the surviving entity or where our stockholders immediately prior to the merger own less than 50% of our voting stock following the merger; or

•
A change in the membership of the Board of Directors such that individuals who, as of January 9, 2002, constitute our Board of Directors cease for any reason to constitute at least a majority of the Board of Directors; provided that any individual becoming a director subsequent to January 9, 2002 whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the incumbent Board shall be considered as though the individual were a member of the incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our Board of Directors.

Upon such change of control one half of Mr. Curhan’s options granted shall vest, unless one half have already vested, in which case one half of the then remaining options will vest.

Under Mr. Curhan’s employment agreement, Mr. Curhan’s employment may be terminated for cause or upon death or disability so long as we pay all compensation owed as of the date of termination. Mr. Curhan’s employment agreement may be terminated by us without cause if we pay to Mr. Curhan his base salary for six months following termination, any bonus that had been earned but not paid at the time of termination and all other benefits and compensation he would have been entitled to receive under the agreement had his employment not been terminated. Mr. Curhan would be entitled to receive the same payments and acceleration of the vesting of his options if he were to terminate his employment for “good reason,” as that term is defined in his employment agreement.

On January 1, 2005, Mr. Curhan entered into a new two year employment contract with MCF Corporation. A copy of this agreement will be included as an exhibit to the Company’s Quarterly Report on Form 10-Q to be filed on or about May 5, 2005. Under the terms of that agreement Mr. Curhan receives a base salary of $150,000 and a bonus calculated by the following formula:

(a)    Gross revenue multiplied by 0.50% (one half of one percent), payable quarterly;

(b)   Incremental revenue in 2005 that exceeds revenue in 2004 multiplied by 0.85% (eighty five one hundredth of one percent), payable quarterly. This is calculated monthly on a cumulative year-to-date basis using total revenue in 2004 divided by twelve months. This component can either be $0 or a positive number. If cumulative 2005 revenue does not exceed cumulative 2004 revenue, this executive bonus component will be $0 and not a reduction to the overall executive bonus amount;

(c)    Incremental revenue in 2005 that exceeds revenue in 2004 multiplied by 0.85% (eighty five one hundredth of one percent), payable annually. This component can either be $0 or a positive number. If 2005 revenue does not exceed 2004 revenue, this executive bonus component will be $0 and not a reduction to the overall executive bonus amount; and

(d)   Earnings before interest, taxes, depreciation and amortization (EBITDA) multiplied by 2.50%, payable annually. This component can either be $0 or a positive number. If 2005 EBITDA is a negative amount, this executive bonus component will be $0 and not a reduction to the overall executive bonus amount.

During the term of this Agreement, upon (i) a sale of all or substantially all of the assets of the Company, (ii) a merger of the Company with another entity where the Company is not the surviving entity or where the stockholders of the Company immediately prior to the merger own less than fifty percent (50%) of the voting stock of the Company following the merger, or (iii) a change in the membership of the Board of Directors such that individuals who, as of January 1, 2005 constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though the individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company’s Board of Directors, the Executive shall receive $500,000 from the Company and all of the Executive’s options that have been granted pursuant to the terms set forth in this Agreement shall vest immediately.

In the case of (i) any termination other than “termination for cause," or (ii) any termination by the Executive for “Good Reason” as defined below, Mr. Curhan shall continue to receive for six months, commencing on the date of such termination, his full base salary, any bonus that has been earned but not paid before termination of employment; and all other benefits and compensation that he would have been entitled to under the agreement in the absence of termination of employment; provided, further, that all of Mr. Curhan's options that have been granted pursuant to the terms set forth in the agreement shall vest immediately upon such termination.

Robert E. Ford

Mr. Robert E. Ford joined our company on February 19, 2001 as our Chief Operating Officer. On June 28, 2001, Mr. Ford was appointed President of Ratexchange Corporation, now known as MCF Corporation, by the Board of Directors in addition to his role as Chief Operating Officer. On January 1, 2002, Mr. Ford entered into a three year employment contract with us. His initial annual salary under his employment agreement was $125,000, which shall be increased under the terms of the agreement to $175,000 annually. Mr. Ford’s salary will be increased upon the Company meeting specific performance milestones related to profitability and shares price. The agreement also included a $145,000 bonus paid to him upon signing his agreement. The bonus was paid $45,000 in cash, tied to salary deferred for fiscal year 2001, and a stock option grant to purchase 270,270 shares of the Company’s common stock which number of shares were determined by dividing $100,000 by the closing price of the Company’s stock on the day the agreement was signed. The exercise price of the ten-year bonus option grant shares is $0.62. Mr. Ford was also granted ten-year stock options, which are incentive options to the extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended, to purchase a total of 400,000 shares of our common stock at an exercise price equal to the closing price of our Private Placement financing of November 2001, equal to $0.37. These shares were awarded in three grants by the Board of Directors. The first grant of 100,000 shares vested on the date of the agreement, January 1, 2002. The second grant of 100,000 shares vested on the first anniversary of the signing of the agreement. The third grant of 200,000 shares vests at a rate of 1/24th per month over the remaining two years following the first anniversary of the agreement, subject to continued employment.

The vesting of the stock options will accelerate, and Mr. Ford will additionally be entitled to receive a payment of $500,000 from the Company, upon:

•	A sale of all or substantially all of our assets;

•
A merger of our company with another entity where we are not the surviving entity or where our stockholders immediately prior to the merger own less than 50% of our voting stock following the merger; or

•
A change in the membership of the Board of Directors such that individuals who, as of January 1, 2002, constitute our Board of Directors cease for any reason to constitute at least a majority of the Board of Directors; provided that any individual becoming a director subsequent to January 1, 2002 whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the incumbent Board shall be considered as though the individual were a member of the incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our Board of Directors.

Under Mr. Ford’s employment agreement, Mr. Ford’s employment may be terminated for cause or upon death or disability so long as we pay all compensation owed as of the date of termination. Mr. Ford’s employment agreement may be terminated by us without cause if we pay to Mr. Ford his base salary for six months following termination, any bonus that had been earned but not paid at the time of termination, a lump sum payment of 50% of his full salary and all other benefits and compensation he would have been entitled to receive under the agreement had his employment not been terminated. Mr. Ford would be entitled to receive the same payments and acceleration of the vesting of his options if he were to terminate his employment for “good reason,” as that term is defined in his employment agreement.

On January 1, 2005, Mr. Ford entered into a new two year employment contract with MCF Corporation. A copy of this agreement will be included as an exhibit to the Company’s Quarterly Report on Form 10-Q to be filed on or about May 5, 2005. Under the terms of that agreement Mr. Ford receives a base salary of $150,000 and a bonus calculated by the following formula:

(a)   Gross revenue multiplied by 0.50% (one half of one percent), payable quarterly;

(b)   Incremental revenue in 2005 that exceeds revenue in 2004 multiplied by 0.20% (two tenths of one percent), payable quarterly. This is calculated monthly on a cumulative year-to-date basis using total revenue in 2004 divided by twelve months. This component can either be $0 or a positive number. If cumulative 2005 revenue does not exceed cumulative 2004 revenue, this executive bonus component will be $0 and not a reduction to the overall executive bonus amount;

(c)   Incremental revenue in 2005 that exceeds revenue in 2004 multiplied by 0.20% (two tenths of one percent), payable annually. This component can either be $0 or a positive number. If 2005 revenue does not exceed 2004 revenue, this executive bonus component will be $0 and not a reduction to the overall executive bonus amount; and

(d)   Earnings before interest, taxes, depreciation and amortization (EBITDA) multiplied by 2.50%, payable annually. This component can either be $0 or a positive number. If 2005 EBITDA is a negative amount, this executive bonus component will be $0 and not a reduction to the overall executive bonus amount.

During the term of this Agreement, upon (i) a sale of all or substantially all of the assets of the Company, (ii) a merger of the Company with another entity where the Company is not the surviving entity or where the stockholders of the Company immediately prior to the merger own less than fifty percent (50%) of the voting stock of the Company following the merger, or (iii) a change in the membership of the Board of Directors such that individuals who, as of January 1, 2005 constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though the individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company’s Board of Directors, the Executive shall receive $500,000 from the Company and all of the Executive’s options that have been granted pursuant to the terms set forth in this Agreement shall vest immediately.

In the case of (i) any termination other than “termination for cause," or (ii) any termination by the Executive for “Good Reason” as defined below, Mr. Ford shall continue to receive for six months, commencing on the date of such termination, his full base salary, any bonus that has been earned but not paid before termination of employment; and all other benefits and compensation that he would have been entitled to under the agreement in the absence of termination of employment; provided, further, that all of Mr. Ford's options that have been granted pursuant to the terms set forth in the agreement shall vest immediately upon such termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2001, the Company renegotiated the severance terms included in its employment agreement with Donald Sledge, the former Chairman and CEO of the Company. Upon his leaving the Company in May 2001, the Company issued to Mr. Sledge a 7% convertible note, in an aggregate principal amount of $400,000, due May 2003. Interest is payable at the maturity of the two-year term. In May 2003, the Company and Mr. Sledge agreed to convert the principal and interest due at maturity into a fully amortizing note payable over five years using an effective interest rate of 4.0%. As of December 31, 2004 and 2003, the remaining principal amount of the note payable was $321,000 and $407,000, respectively. Mr. Sledge is a member of the Company’s Board of Directors.

For certain other transactions with directors see, “Compensation Committee Interlocks and Insider Participation.”

BOARD COMPENSATION COMMITTEE 2004 REPORT ON EXECUTIVE COMPENSATION

General Compensation Policy

The Compensation Committee of the Board of Directors has exclusive authority to establish the level of compensation paid to the Company’s executive officers and administers the Company’s stock option plans. Compensation policies of the Committee are designed to attract, retain and motivate highly skilled executive officers by providing compensation that is comparable to that provided by our competitors for key personnel. It is the Committee’s policy to offer executive officers competitive compensation that is based upon overall Company performance, individual contributions to the Company’s financial success and the scope of responsibilities performed pursuant to particular offices.

During 2004, the Committee established modest base salaries for the executive officers and provided them with the opportunity to earn bonus compensation based on overall revenue and profitability of the Company. The Committee administers the executive compensation system through informal surveys of compensation programs of other similar companies and application of the subjective business judgment of each Committee member. In employing its discretion, the Committee principally considers for each component of an executive's compensation factors such as previous and anticipated Company performance, as well as demonstrated individual initiative and performance. The principal components of the Company's executive compensation include (a) annual base salary, (b) bonus compensation tied directly to key operating metrics, including revenue and profitability of the Company, (c) commission compensation for revenue production and (d) equity awards. Currently, we do not contribute to any retirement programs or pension plans on behalf of our executive officers.

 Base Salaries

Annual base salaries for executive officers are initially determined by evaluating the scope of the responsibilities of the office and the experience and knowledge of the individual officer. A secondary consideration is the competitiveness of the marketplace for executive talent. The Committee establishes base salaries of its executives with the objective of ensuring that the salaries we offer remain competitive with those of similar companies.

In establishing the annual base salaries of our executive officers, the Company’s Board of Directors specifically assessed the responsibilities of the officers, evaluated the officers’ level of experience, skills and knowledge relevant to the Company’s business objectives and informally reviewed the compensation for executive officers of comparable companies. The Committee believes that the annual base salaries of our executive officers are appropriate when compared to salaries paid by other companies for the same offices, and in light of both the scope of responsibilities and anticipated performance, as well as previous related work experience and level of skill and knowledge of our officers.

The Committee anticipates that it will periodically review the individual salaries of each of our executive officers. Adjustments to base salaries are made at the discretion of the Committee, which takes into consideration factors such as past and anticipated performance of the Company and the Committee’s subjective perception of the individual’s performance.

Commissions

During 2004, Mr. Ganeles was eligible to receive commissions based upon sales and trading business production. The commissions are determined based upon the level of revenue attributed to the sales and trading department and a standardized payout rate that has been established for the various revenue transactions. Commission levels are set based primarily upon the commissions paid by competitors of the Company. Commissions earned by Mr. Ganeles during 2004 amounted to $492,164.

Bonuses

Executive officer bonuses are tied directly to key operating metrics, including revenue and profitability. These bonuses are based on mathematical formulas and paid to the executive officers on a quarterly basis. Bonuses earned by Mr. Merriman, Mr. Curhan and Mr. Ford during 2004 amounted to $773,674, $649,932 and $291,224, respectively.

Management bonuses are designed to provide the Company with flexibility in devising incentives for exceptional performance by our management officers. Generally, cash bonus payouts are tied to achievement of company-wide performance goals. The amount of the performance bonus awarded, if any, is tied to both the level of our management’s performance and that of the Company. Bonuses earned by Mr. Hiestand and Mr. Aguilar during 2004 amounted to $100,000 and $100,000, respectively.

 Equity Awards

In granting stock options and restricted stock, the Company's goals are to attract, retain and motivate the highest caliber of executives by offering long-term compensation that links a meaningful portion of the executives' total compensation to the best interests of stockholders. Making stock options and restricted stock a significant component of executive compensation provides each executive officer with incentive to manage the Company from the perspective of an owner with an equity interest in the Company. The Committee also believes that, given the market in which the Company operates and the Company's early stage of development, equity-based compensation provides the greatest incentive for outstanding executive performance.

Chief Executive Officer Compensation

Mr. Merriman’s 2004 compensation; including salary, bonus and equity in the Company, was based upon his function as the Chairman and Chief Executive Officer. Mr. Merriman became the Company’s chief executive in October 2000 and its chairman in May 2001. Mr. Merriman’s compensation was negotiated based upon the then-current compensation being given to executives in similar businesses. Mr. Merriman’s equity interest in the Company is earned based upon the performance goals set forth in his employment agreement. See “Employment Contracts and Termination of Employment and Change in Control Agreements.”

$1 Million Pay Deductibility Limit

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of the four most highly compensated executive officers for any fiscal year. Certain “performance-based compensation” is excluded from this $1 million cap. At this time, none of the Company’s executive officer’s compensation subject to the deductibility limit exceeds $1 million. In the Committee’s view, the Company is not likely to be affected by the non-deductibility rules in the near future.

Conclusion

In conclusion, a significant portion of the Company's executive compensation was linked directly to revenue production, profitability of the Company, as well as individual performance of our executive officers as measured by the accomplishment of the Company's strategic goals. The Committee intends to continue the practice of linking executive compensation to Company performance, individual officer performance and stockholder return, realizing, of course, that the business cycle from time to time may result in an imbalance for a particular period.

COMPENSATION COMMITTEE DURING 2004

Donald Sledge, Chairman Steven Town Raymond J. Minehan D. Jonathan Merriman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2004, the following directors served as compensation committee members: D. Jonathan Merriman, Raymond J. Minehan, Donald Sledge and Steve Town.

During fiscal 2004, there were no Compensation Committee interlocks that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934. Mr. Merriman, as Chairman and CEO, is an insider and is a member of the Compensation Committee. However, Mr. Merriman recuses himself from participation regarding his personal compensation. Additionally, Mr. Sledge was employed as our executive from September 1999 to May 2001.

PROPOSAL 2: AMENDMENT OF THE 2003 STOCK OPTION AND INCENTIVE PLAN

The Board of Directors has adopted, subject to shareholder approval, amendments to the Company’s 2003 Stock Option and Incentive Plan to increase by 1,500,000 the number of shares of Common Stock available for issuance pursuant to awards granted under the Stock Option and Incentive Plan and to extend the term of the Stock Option and Incentive Plan for an additional one-year period, until March 7, 2015. As of March 31, 2005, 1,295,697shares remained available for grant under the Stock Option and Incentive Plan. The market price of the Company’s Common Stock as of the close of trading on March 31, 2004 was $1.41. The Stock Option and Incentive Plan was initially adopted by the Board of Directors on March 7, 2003 and approved by shareholders on June 20, 2003.

Any employee, Officer, director, consultant or advisor of the Company or any subsidiary of the Company is eligible to receive awards under the Plan. Because participation and the types of awards under the 2003 Stock Option and Incentive Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or groups of participants if the amendments to the 2003 Stock Option and Incentive Plan are approved are not currently determinable. The Company estimates that approximately 129 individuals were eligible to participate in the Plan as of March 31, 2005.

The Board of Directors believes that stock options have been, and will continue to be an important compensation element in attracting, motivating and retaining key employees. The granting of incentive stock options to employees is consistent with the Company’s past practices, with practices in the industry, and is a factor in promoting the long-term development of the Company. The Board of Directors believes that the increase in authorized shares is necessary because of the need to continue to make awards under the Plan to attract, motivate and retain key employees.

Description of the Plan

A description of the provisions of the 2003 Stock Option and Incentive Plan, as amended, is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2003 Stock Option and Incentive Plan, as amended, a copy of which is attached as Annex A to this proxy statement.

Administration. The Compensation Committee of the Board of Directors administers the 2003 Stock Option and Incentive Plan. Subject to the terms of the plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the plan.

Common Stock Reserved for Issuance under the Plan. The common stock to be issued under the 2003 Stock Option and Incentive Plan consists of authorized but unissued shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2003 Stock Option and Incentive Plan.

Eligibility. Awards may be made under the 2003 Stock Option and Incentive Plan to our directors, employees of or consultants to MCF Corporation or any of our subsidiaries or affiliates, including any such employee who is an officer or director of us or of any subsidiary or affiliate.

Amendment or Termination of the Plan. The Board of Directors may terminate or amend the plan at any time and for any reason. Unless amended, the 2003 Stock Option and Incentive Plan will terminate ten years after its effective date. Amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws.

Options. The 2003 Stock Option and Incentive Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

In the case of incentive stock options, the exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer. In no event will the exercise price be less than the par value of a share of common stock on the date of grant.

The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant. Options may be made exercisable in installments. The Compensation Committee may accelerate the exercisability of options.

Unless the Compensation Committee provides otherwise in the applicable option agreement, unvested options will expire immediately and vested options will expire 90 days after a grantee terminates employment with us for a reason other than for death or disability. Unless the Compensation Committee provides otherwise in the applicable option agreement, in the case of a termination of employment due to death or disability, options will fully vest and remain exercisable for a period of one year following termination of employment. In the case of a termination for cause, we may cancel the options upon the grantee's termination.

In general, a grantee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock (which if acquired from us have been held by the grantee for at least six months), or by means of a broker-assisted cashless exercise.

Stock options granted under the 2003 Stock Option and Incentive Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns or to co-workers or employees of grantees.

Other Awards. The Compensation Committee also may award:

•	restricted stock, which are shares of common stock subject to restrictions.

•	restricted stock units, which are common stock units subject to restrictions.

Effect of Certain Corporate Transactions. Certain change of control transactions involving us, such as a sale of MCF Corporation, may cause awards granted under the 2003 Stock Option and Incentive Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

Adjustments for Stock Dividends and Similar Events. The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2003 Stock Option and Incentive Plan, including the individual limitations on options, to reflect common stock dividends, stock splits and other similar events.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits publicly-held companies such as Ratexchange to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, “performance-based compensation” is excluded from this limitation. The 2003 Stock Option and Incentive Plan is designed to permit the Compensation Committee to grant options that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(a)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(b)
the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(c)	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

(d)	the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (a) above) is deemed satisfied, and the certification requirement (summarized in (d) above) is inapplicable, if the grant or award is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant. The maximum number of shares of common stock subject to options that can be awarded under the 2003 Stock Option and Incentive Plan to any person is 5,000,000 shares per year.

Federal Income Tax Consequences

Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for us. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of the common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or for us. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of restricted stock units under the 2003 Stock Option and Incentive Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Required Vote

The affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting is required to approve the amendments to the 2003 Stock Option and Incentive Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 2 to approve the amendments to the 2003 Stock Option and Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE 2003 STOCK OPTION AND INCENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of each class of our voting securities as of April 5, 2005, by (a) each person who is known by us to own beneficially more than five percent of each of our outstanding classes of voting securities, (b) each of our directors, (c) each of the named executive officers and (d) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent (1)

Christopher L. Aguilar (2)	285,576	*

Patrick Arbor (3)	370,000	*

Gregory S. Curhan (4)	4,219,999	5.7%

Robert E. Ford (5)	2,618,819	3.6%

Brock Ganeles (6)	1,276,250	1.8%

Anthony B. Helfet (7)	265,400	*

John D. Hiestand (8)	316,280	*

D. Jonathan Merriman (9)	10,138,803	13.0%

Raymond J. Minehan (10)	106,976	*

Scott Potter (11)	41,510	*

Dennis G. Schmal (12)	79,067	*

Donald H. Sledge (13)	280,400	*

Ronald E. Spears (14)	390,400	*

Steven W. Town (15)	311,650	*

All directors and executive officers as a group 14 persons (16)	20,701,130	24.1%

LMS Capital (Bermuda) Limited (17) Clarendon House 2 Church Street Hamilton HM 08 Bermuda	6,000,001	8.4%

Highfields Capital Management L.P. (18) John Hancock Tower 200 Clarendon Street Boston, Massachusetts 02116	6,624,906	9.1%

*	Less than one percent.

(1)
Applicable percentage ownership is based on 70,244,689 shares of common stock outstanding as of April 5, 2005. Pursuant to the rules of the Securities and Exchange Commission, shares shown as “beneficially” owned include all shares of which the persons listed have the right to acquire beneficial ownership within 60 days of April 5, 2005, including (a) shares subject to options, warrants or any other rights exercisable within 60 days of April 5, 2005, even if these shares are not currently outstanding, (b) shares attainable through conversion of other securities, even if these shares are not currently outstanding, (c) shares that may be obtained under the power to revoke a trust, discretionary account or similar arrangement and (d) shares that may be obtained pursuant to the automatic termination of a trust, discretionary account or similar arrangement. This information is not necessarily indicative of beneficial ownership for any other purpose. Our directors and executive officers have sole voting and investment power over the shares of common stock held in their names, except as noted in the following footnotes.

(2)
Includes Mr. Aguilar’s currently exercisable option to purchase 100,000 shares of common stock at $5.69 per share, an option to purchase 18,000 shares of common stock at $2.19 per share, an option to purchase 20,000 shares of common stock at $1.40 per share, an option to purchase 8,000 shares of common stock at $0.30 and an option to purchase 12,500 shares of common stock at $0.74, all of which are currently exercisable. Also includes Mr. Aguilar’s 125,000 shares of restricted common stock.

(3)
Includes Mr. Arbor’s currently exercisable option to purchase 125,000 shares of common stock at $0.41 per share. Also includes Mr. Arbor’s 80,400 shares of restricted common stock received for his board of director services to MCF Corporation.

(4)
Includes Mr. Curhan’s currently exercisable option to purchase 925,000 shares of common stock at $0.53 per share, and an option to purchase 3,100,000 shares of common stock at $0.47 per share, all of which are currently exercisable.

(5)
Includes Mr. Ford’s currently exercisable option to purchase 20,000 shares of common stock at $1.40 per share, an option to purchase 150,000 shares of common stock at $2.05 per share, an option to purchase 150,000 shares of common stock at $4.00 per share, an option to purchase 300,000 shares of common stock at $0.34 per share, an option to purchase 100,000 shares of common stock at $0.34 per share, an option to purchase 12,500 shares of common stock at $0.74 per share, an option to purchase 400,000 shares at $0.37 per shares common stock, an option to purchase 270,270 shares of common stock at $0.65 per share, an option to purchase 500,000 shares of common stock at $0.47 per share, and an option to purchase 275,000 shares of common stock at $1.65, all of which are currently exercisable. Also includes Mr. Ford’s 225,000 shares of restricted common.

(6)	Includes Mr. Ganeles’ currently exercisable option to purchase 450,000 shares of common stock at $0.24 per share. Also includes Mr. Ganeles’ 50,000 shares of restricted common stock.

(7)	Includes Mr. Helfet’s 60,400 shares of restricted common stock received for his board of director services to MCF Corporation. Mr. Helfet holds no options or warrants.

(8)
Includes Mr. Hiestand’s currently exercisable option to purchase 41,666 shares of common stock at $0.53 per share, an option to purchase 17,708 shares of common stock at $0.21 per share, and an option to purchase 25,000 shares of common stock at $0.30 per share, all of which are currently exercisable. Also includes Mr. Hiestand’s 160,00 shares of restricted common stock.

(9)
Includes Mr. Merriman’s currently exercisable option to purchase 100,000 shares of common stock at $7.00 per share, an option to purchase 1,468,653 shares of common stock at $3.19 per share, an option to purchase 30,000 shares of common stock at $0.74 per share, an option to purchase 1,387,500 shares of common stock at $0.41 per share, and an option to purchase 5,000,000 shares of common stock at $0.47 per share, all of which are currently exercisable..

(10)
Mr. Minehan received 20,000 shares of restricted common stock for his board of director services to MCF Corporation in 2004, of which 100% were eligible to have the restriction lifted. He received 20,400 shares of restricted common stock for his board of director services to MCF Corporation in 2005, of which 25% were eligible to have the restriction lifted. Mr. Minehan holds no options or warrants.

(11)	Includes Mr. Potter’s 38,510 shares of restricted common stock received for his board of director services to MCF Corporation. Mr. Potter holds no options or warrants..

(12)	Includes Mr. Schmal’s 67,067 shares of restricted common stock received for his board of director services to MCF Corporation. Mr. Schmal holds no options or warrants..

(13)
Includes Mr. Sledge’s currently exercisable option to purchase 140,000 shares of common stock at $0.41 per share. He holds a warrant to purchase 100,000 shares of common stock at $0.21 per share. Also includes Mr. Sledge’s 40,400 shares of restricted common stock received for his board of director services to MCF Corporation.

(14)
Includes Mr. Spears’ currently exercisable option to purchase 100,000 shares of common stock at $7.00 per share, and an option to purchase 200,000 shares of common stock at $0.41 per share, all of which are currently exercisable. Also includes Mr. Spears’ 80,400 shares of restricted common stock received for his board of director services to MCF Corporation.

(15)
Includes Mr. Town’s currently exercisable option to purchase 100,000 shares of common stock at $1.56 per share, and an option to purchase 115,000 shares of common stock at $0.41 per share, all of which are currently exercisable. Also includes Mr. Town’s 80,400 shares of restricted common stock received for his board of director services to MCF Corporation.

(16)
The total for directors and executive officers as a group includes 15,661,797 shares subject to outstanding stock options that are currently exercisable and 100,000 shares subject to outstanding warrants that are currently exercisable.

(17)	Includes a currently exercisable warrant to purchase 1,384,616 shares of common stock at $1.48 per share.

(18)
According to the Schedule 13G dated December 31, 2004, Highfields Capital Management, L.P. is the investment manager to each of three limited partnerships; Highfields Capital I, L.P., Highfields Capital II, L.P. and Highfields Capital, Ltd. The three limited partnerships directly own 6,624,906 shares of common stock. These funds also own, in the aggregate, warrants to purchase 1,250,000 shares of common stock at $0.30 per share which are not currently exercisable according to their terms. These funds also hold convertible promissory notes, due April 30, 2008, with an aggregate principle amount of $1,000,000 and convertible into shares of common stock at $0.20. These convertible promissory notes are not currently convertible according to their terms. According to their terms the warrants and promissory notes may not be exercised if Highfields Capital Management, L.P. would own 10% or more of the Company at the time of exercise or conversion. Highfields GP, LLC, the general partner of Highfields Capital Management, L.P., Jonathon S. Jacobson, a managing member of Highfields GP and Richard L. Grubman, a managing member of Highfields GP are each members of a voting group that have voting power over the shares. Highfields Capital, Ltd., a Cayman Islands, B.W.I., has voting power over 4,637,434 of the shares. The securities were acquired from the Company as part of a private placement closed on April 3, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 required the Company’s directors and executive officers to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in the Company’s equity securities. During 2004, Brock Ganeles filed one report on Form 4 late. Scott Potter filed one report on Form 4 late. Robert E. Ford filed one report on Form 4 late. D. Jonathan Merriman filed two reports on Form 4 late.

INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young, LLP served as the Company’s independent public accountants for the fiscal years ended December 31, 2004 and 2003 and are serving in such capacity for the current fiscal year. Ernst & Young was first engaged to serve as our auditors for the fiscal year ended December 31, 2002. Representatives of Ernst & Young are expected to be available at the Annual Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The aggregate fees billed by Ernst & Young LLP for professional services to the Company were $407,800 in 2004 and $262,500 in 2003.

Audit Fees. The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements, the review of the Company’s quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements was approximately $181,500 in 2004 and $177,900 in 2003.

Audit Related Fees. The aggregate fees billed by Ernst & Young LLP for professional assurance and related services reasonably related to the performance of the audit of the Company’s financial statements, but not included under Audit Fees, resulted from compliance related services performed in connection with Section 404 of the Sarbanes-Oxley Act of 2002. The aggregate fees were $200,000 in 2004 and $0 in 2003.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for professional services for tax compliance, tax advice and tax planning were $60,100 in 2004 and $84,600 in 2003. These fees primarily related to consultation for the preparation of the Company’s Federal, state and local tax returns. These fees also related to assisting the Company with analyzing shifts in the ownership of the Company’s stock for purposes of determining the application of Section 382 of the Internal Revenue Code to the Company.

All Other Fees. The aggregate fees for all other services rendered by Ernst & Young LLP were $1,500 in 2004 and $0 in 2003. The 2004 amount represented a subscription to an online accounting and auditing information database provided by Ernst & Young LLP.

The Audit Committee has formal policies and procedures in place with regard to the approval of all professional services provided to the Company by Ernst & Young LLP. With regard to audit fees, the Audit Committee reviews the annual audit plan and approves the estimated annual audit budget in advance. With regard to tax services, the Audit Committee reviews the description and estimated annual budget for tax services to be provided by Ernst & Young LLP in advance. During 2004, Audit Committee approved all of the independent public accountants’ fees in advance.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

If you wish to submit proposals to be included in MCF Corporation’s 2006 proxy statement, we must receive them on or before December 7, 2005. Please address your proposals to the Corporate Secretary.

If you wish to raise a matter before the stockholders at the year 2006 annual meeting, you must notify the Secretary in writing by not later than February 20, 2006. Please note that this requirement relates only to matters you wish to bring before your fellow stockholders at the annual meeting. It is separate from the SEC’s requirements to have your proposal included in next year’s proxy statement.

ANNUAL REPORT ON FORM 10-K

Our 2004 Annual Report to Stockholders was prepared on an integrated basis with our Annual Report on Form 10-K for the year ended December 31, 2004, and accompanies this proxy statement. Stockholders may obtain a copy of the exhibits to the Company’s Form 10-K for the year ended December 31, 2004 upon payment of a reasonable fee by writing to MCF Corporation, 600 California Street, 9th Floor, San Francisco, California 94108, Attention: Corporate Secretary.

By Order of the Board of Directors

Christopher L. Aguilar Secretary

MCF CORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 6, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints D. Jonathan Merriman and Robert E. Ford and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of common stock of MCF Corporation, a Delaware corporation, held of record by the undersigned, on April 5, 2005, at the 2005 annual meeting of stockholders to be held on Friday, May 6, 2004, at 1:30 p.m., Pacific Standard Time, at Merriman Curhan Ford & Co., headquarters, 600 California Street, 9th Floor, San Francisco, California 94108, or at any adjournment or postponement thereof, upon the matters set forth on the reverse, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

1. To elect nine directors.

` FOR all nominees listed (except as marked to the contrary below) ` WITHHOLD AUTHORITY to vote for all nominees listed
Nominees: D. Jonathan Merriman, Patrick Arbor, Donald H. Sledge, Ronald Spears, Steven W. Town, Raymond Minehan, Dennis Schmal, Anthony B. Helfet and Scott Potter
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below:

2. To approve the amendment to the 2003 Stock Option and Incentive Plan.

For [ ] Against [ ]  Abstain [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

(CONTINUED ON OTHER SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE BOARD OF DIRECTORS’ NINE NOMINEES NAMED ON THE REVERSE. PLEASE COMPLETE, SIGN AND DATE THIS PROXY WHERE INDICATED AND RETURN PROMPTLY IN THE ACCOMPANYING PREPAID ENVELOPE.

Signature

Date:

Signature

Date:

Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.